Exhibit 8

[Letterhead of Sutherland Asbill & Brennan LLP]

April 11, 2016

Coca-Cola European Partners Limited

20-22 Bedford Row

London

WC1R 4JS

Ladies and Gentlemen:

We have acted as tax counsel to Coca-Cola Enterprises, Inc. (“CCE”), a Delaware corporation, in connection with (i) the proposed merger (the “Merger”) of CCE with and into Orange MergeCo, LLC (“MergeCo”), a Delaware limited liability company owned wholly by Orange U.S. HoldCo, LLC (“US HoldCo”), a Delaware limited liability company owned wholly by Coca-Cola European Partners Limited (formerly known as Spark Orange Limited) (“Orange”), a private limited company organized under the laws of England and Wales, pursuant to a Merger Agreement, dated as of August 6, 2015, by and among CCE, Orange, US HoldCo and MergeCo (the “Merger Agreement”); and (ii) the preparation and filing of the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Orange, which includes the proxy statement/prospectus forming a part thereof, with the Securities and Exchange Commission. The Merger will be effected in connection with the combination of CCE, Coca-Cola Iberian Partners, S.A.U. (formerly known as Coca-Cola Iberian Partners, S.A.) and Coca-Cola Erfrischungsgetränke GmbH (formerly known as Coca-Cola Erfrischungsgetränke Aktiengesellschaft) under the ownership of Orange, in accordance with the terms of the Transaction Master Agreement, dated August 6, 2015, and as amended and restated on December 14, 2015, entered into by CCE, Orange, MergeCo, US HoldCo, European Refreshments, the legal entities that own the German bottling business of The Coca-Cola Company and Coca-Cola Iberian Partners, S.A.U., and adhered to by Olive Partners, S.A. on December 14, 2015 (the “Master Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Statement or Merger Agreement, as applicable.

In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the facts, information, statements, covenants, representations and agreements contained in the Merger Agreement, Master Agreement, Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinions below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic or photostatic copies and the authenticity of the originals of such documents. For purposes of this opinion, we have assumed that the Merger will be consummated in accordance with the terms contemplated by the Merger Agreement, the Master Agreement and other relevant documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of CCE and Orange, including factual statements and representations set forth in letters dated the date hereof from officers of CCE and Orange (the “Representation Letters”), and have assumed that such statements and representations are true and correct and will remain true and correct at all times up to and including the Effective Time.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, any of which may be changed at any time with retroactive effect. Any variation or difference in the facts from those set forth, or any inaccuracy in the representations made, in the documents described above may affect our opinion. Our opinion may not be relied upon if any of our assumptions are inaccurate in any material respect. Further, our opinion is not binding on the IRS or any court, and there is no assurance that the IRS or a court will not take a position contrary to our opinion.

We hereby confirm that, subject to the assumptions and limitations set forth therein, the discussion set forth under the headings “CERTAIN U.S. TAX CONSEQUENCES OF THE COMBINATION – U.S. Federal Income Tax Consequences of the Merger to CCE Shareholders,” “CERTAIN U.S. TAX CONSEQUENCES OF THE COMBINATION – U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of Orange Shares,” and “CERTAIN U.S. TAX CONSEQUENCES OF THE COMBINATION – U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of Orange Shares” in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders of CCE Shares, and of the ownership and disposition of Orange Shares received by such holders in the Merger.

We express no opinion other than as to those matters specifically set forth above. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

This opinion is furnished to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement. We consent to the use of our name under the heading “CERTAIN U.S. TAX CONSEQUENCES OF THE COMBINATION,” and to the reference to us under the heading “LEGAL MATTERS,” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP